EXECUTION VERSION
Exhibit 10.3
TAX ALLOCATION AGREEMENT
     Agreement as of July 25, 2008 by and among Starfire Holding Corporation (“Parent”), a Delaware corporation, having offices at 767 Fifth Avenue, New York and XO Holdings, Inc., a Delaware corporation (“XO”), having offices at 13865 Sunrise Valley Drive, Herndon Virginia, 20171 and the XO Subsidiaries (as defined below).
     WHEREAS, Parent is the common parent of an affiliated group (as such term is defined in the Internal Revenue Code of 1986, as amended, or any succeeding law (the “Code”)) of corporations for federal income tax purposes:
     WHEREAS, Parent and its subsidiaries have been filing consolidated federal income tax returns (“Consolidated Federal Returns”) and will continue to file Consolidated Federal Returns;
     WHEREAS, XO and its subsidiaries joined the Consolidated Group (as defined below) in filing Consolidated Federal Returns for the Prior Consolidation Period (as defined below);
     WHEREAS, during the Prior Benefit Period (as defined below), the Consolidated Group utilized a Prior Consolidation Tax Benefit (as defined below);
     WHEREAS, it is contemplated that the XO Group will continue to file separate state or local income or franchise tax returns unless Parent elects, or is required by law, to file such returns on a consolidated or combined basis with the XO Group (“Consolidated State Returns”);
     WHEREAS, XO has minority shareholders and third-party lenders; and
     WHEREAS, Parent and XO believe it is desirable to provide for the allocation and payment of federal and state income tax liabilities and certain related matters.
     NOW, THEREFORE, in consideration of the foregoing and of the covenants set forth below, the parties hereto have agreed as follows:
1. Definitions.
     (i) “XO Group” means XO together with the XO Subsidiaries. “XO Subsidiaries” means all direct and indirect subsidiaries of XO that are eligible to be included in a Consolidated Return (as defined below) with XO.
     (ii) “Consolidated Returns” mean all Consolidated Federal Returns and Consolidated State Returns.
     (iii) “Federal Income Taxes” means any income tax imposed under the Code including, without limitation, the corporate income tax, the minimum tax imposed on corporations, and the personal holding company tax.
     (iv) “State Income Taxes” means any income or franchise tax imposed under the tax law of any state (or political subdivision thereof) including, without limitation, corporate income taxes and minimum taxes.

     (v) “Net Operating Loss” means the amount of any net operating loss as defined in the Code or under the tax law of any state.
     (vi) “Net Capital Loss” means the amount of any net capital loss as defined in the Code or under the tax law of any state.
     (vii) “Credit” means the amount of any tax credit allowed under the Code or under the tax law of any state including, without limitation, investment tax credits ad foreign tax credits.
     (viii) The “Regulations” means the federal income tax regulations and proposed federal income tax regulations issued by the Secretary of the Treasury interpreting the Code and state and local income tax regulations and rules issued by applicable state and local administrative authorities.
     (ix) The “Consolidated Group” means the affiliated group (as defined in the Code) of which Parent (or its successor) is the common parent, for so long as such affiliated group files a Consolidated Return.
     (x) “Tax Benefits” as to any entity (or group of entities) means the Net Operating Losses, Net Capital Losses, and Credits generated by or available to such entity (or group of entities) and any carryforwards thereof.
     (xi) “Final Determination” shall mean the final resolution of liability for any Tax for a taxable period, (i) by IRS Form 870 or 870-AD (or any successor form thereto), on the date of the final acceptance by or on behalf of a party thereto and XO’s approval (which shall not be unreasonably withheld) in the case of a challenge of any XO Tax Benefit, or by a comparable form under the laws of another jurisdiction; except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of taxing authority to assert a further deficiency shall not constitute a Final Determination; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of another jurisdiction with such agreement or acceptance being approved by XO (which approval shall not be unreasonably withheld) in the case of any matter relating to an XO Tax Benefit; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax imposing jurisdiction; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.
     (xii) “Current Consolidation Tax Benefits” means any Tax Benefit for which Parent is obligated to make a payment to XO under Section 4(d).
     (xiii) “Excess XO Tax Benefits” means any Tax Benefit of the XO Group (determined as if the XO Group had always filed separate Consolidated Returns with respect to the XO Group) that reduces the liability of the Consolidated Group for Federal Income Taxes or Consolidated State Income Taxes for any taxable year ending after the date hereof in excess of the Section 4(d) Amount. For avoidance of doubt, the Excess XO Tax Benefits shall be calculated by not taking into account the Prior Consolidation Tax Benefit.
     (xiv) “Previously Reimbursed XO Tax Benefit” means any Tax Benefit of the XO Group for which Parent has previously made a payment to XO under Section 4(d) hereof.
     (xv) “Prior Benefit Period” means the period beginning with the beginning of the Prior Consolidation Period and ending December 31, 2004.
     (xvi) “Prior Consolidation Period” means the period beginning January 16, 2003 until January 16, 2004.
     (xvii) “Prior Consolidation Tax Benefit” means the Tax Benefit of the XO Group (determined as if the XO Group had filed a separate Consolidated Return with respect to the XO Group for each year taxable year during the Prior Consolidation Period) that reduced the tax liability of the Consolidated Group during the Prior Benefit Period as reflected on the Consolidated Return filed by the Consolidated Group as adjusted by any Final Determination (but only to the extent that the utilization of such adjustment resulted in a reduction of the tax liability of the Consolidated Group).
     (xviii) “Section 4(d) Amount” shall have the meaning set forth in Section 4(d) hereof.
2. Joinder in Consolidated Returns.
     (a) XO hereby agrees and consents (i) to join with the Consolidated Group in the filing of Consolidated Returns with respect to any fiscal year in which Parent elects to file such returns, (ii) to use its best efforts to cause each of the XO Subsidiaries to consent to the filing of Consolidated Returns for such years, (iii) to furnish to Parent all information relating to members of the XO Group as may be necessary or appropriate for the preparation of Consolidated Returns, (iv) to execute and deliver to Parent, and use its best efforts to cause the XO Subsidiaries to execute and deliver to Parent, all consents, directors’ resolutions and other documentation which Parent may reasonably require to evidence Parent’s authority to file Consolidated Returns, and (v) to maintain the same fiscal year as Parent and use its best efforts to cause the XO Subsidiaries to maintain the same fiscal year as Parent for all periods in which Parent and XO are members of an affiliated group (as defined in the Code); provided, however, the foregoing shall not be interpreted to prevent XO from issuing additional stock pursuant to strategic transactions, corporate acquisitions, debt conversions and settlements, warrants, options or rights to subscribe to its stock, or for other corporate purposes, which would cause the XO Group to not be a part of the Consolidated Group.
     (b) Parent hereby consents to join with the Consolidated Group in the Filing of Consolidated Returns; provided, however, that Parent is not precluded from taking any action which would require Parent to discontinue the filing of Consolidated Returns including, without limitation, a sale or other disposition of all or a portion of its stock ownership in XO and/or the filing of an application with the Commissioner of Internal Revenue, or other appropriate authorities, including tax authorities of any state (or political subdivision thereof) (“Taxing Authorities”) on behalf of the Consolidated Group, requesting permission to discontinue the filing of Consolidated Returns.

     (c) Parent shall prepare and file Consolidated Returns on behalf of the Consolidated Group and may charge XO and the XO Subsidiaries an appropriate amount for XO’s share of reasonable out-of-pocket expenses related to the preparation of such returns. Parent shall make all decisions regarding any elections or other matters relating to the preparation and filing of Consolidated Returns; provided, however, that in making elections and other decisions with respect to members of the XO Group, Parent shall consult with the XO Group and in good faith consider their recommendations regarding the possibility of making such elections in a manner as to maximize the Tax Benefits that would be available to the XO Group.
     (d) XO will promptly pay to Parent an appropriate amount for all reasonable out-of-pocket expenses (including legal and accounting expenses) incurred by Parent in connection with any administrative or judicial proceedings with respect to such Consolidated Returns to the extent that such proceedings are reasonably allocable to the XO Group; provided however that XO will not be responsible for the payment of any such expenses to the extent they are allocable to Parent’s utilization of Prior Consolidation Tax Benefits or other of XO’s Tax Benefits unless Parent has made a payment to XO for the use of such Tax Benefits under Section 4(d).
3. Payment of Tax and Refunds.
     Subject to the provisions of this Agreement and compliance with the terms hereof, Parent shall be obligated to and shall make all payments and be entitled to all refunds of Federal Income Taxes and estimated Federal Income Taxes on behalf of any and all members of the Consolidated Group, and shall indemnify and hold the members of the XO Group harmless against all such Taxes (including penalties and interest). Further, subject to the provisions of this Agreement and compliance with the terms hereof, whenever Parent elects, or is required by law, to file state or local income or franchise tax returns on a consolidated or combined basis, Parent shall be obligated to and shall make all payments and be entitled to all refunds of such State Income Taxes and estimated State Income Taxes (such actual and estimated State Income Taxes are referred to herein as “Consolidated State Income Taxes”) on behalf of all members of the Consolidated Group, and shall indemnify and hold the members of the XO Group harmless against all such Taxes (including penalties and interest). Subject to the provisions of Section 5(a) of this Agreement, (and to the extent not indemnified pursuant to the two immediately preceding sentences) for all periods on or after the date hereof, including periods after a Deconsolidation Event, Parent shall indemnify and hold XO and the other members of the XO Group harmless against all Federal Income Taxes, Consolidated State Income Taxes, and State Income Taxes and local income taxes payable by or with respect to any member of the Consolidated Group other than the members of the XO Group, including any interest and penalties with respect thereto and reasonable out-of-pocket expenses (including legal and accounting expenses) incurred by the XO Group in connection with an administrative or judicial proceeding initiated by a governmental authority relating to any such tax.
4. Payments.
     (a) XO shall pay to Parent, for any taxable year ending after the date hereof during which XO is included in a Consolidated Return with the Consolidated Group, an amount equal to the amount of Federal Income Taxes and Consolidated State Income Taxes that the XO Group would have been required to pay to the Taxing Authorities if it were never part of the Consolidated Group and if the XO Group had filed separate Consolidated Returns for federal, state and/or local tax purposes, as the case may be, with respect to the XO Group (the “XO Group Taxes”). The above calculation shall give effect to any federal, state or local Net Operating Loss, Net Capital Loss and Credit carryforwards which would have been available to the XO Group if it had never been included in a Consolidated Return with the Consolidated Group (including, but not limited to, any Prior Consolidation Tax Benefit, but excluding any Previously Reimbursed XO Tax Benefit), but such calculation shall be subject to any Final Determination affecting computation of any item included in such calculation and any limitations on the utilization of tax attributes (including, without limitation, such carryforwards and any limitations on the utilization of depreciation, amortization or other similar deductions) of the XO Group imposed by law.
     (b) XO shall pay to Parent any amount (including amounts in respect of estimated tax) that would be due on the basis of the foregoing calculations within three business days after Parent notifies XO of the calculated amount, but in no event earlier than the times such payments are, or would be required, to be made to the applicable Taxing Authorities. The excess of any amounts paid to Parent, with respect to estimated tax payments under this Section 4(b) for a taxable year, over the liability of the XO Group to Parent under this Section 4(b) for such year, shall be refunded by Parent to XO within three business days after Parent notifies XO of the calculated amount of tax due for such year. At XO’s election, such refund may be applied as a credit against any future estimated tax of the XO Group.
     (c) XO shall indemnify and hold Parent harmless against any liability for any interest and penalties with respect thereto imposed upon Parent by reason of any false or fraudulent information supplied by any member of the XO Group to Parent in connection with the determination of the federal, state, or local income tax liability payable by any member of the Consolidated Group.
     (d) If, for any taxable year ending after the date hereof during which XO is included in a Consolidated Return with the Consolidated Group, (i) the XO Group would have had a Tax Benefit had it filed separate Consolidated Returns for federal, state and/or local tax purposes, as the case may be, with respect to the XO Group instead of joining the Consolidated Group (including, without limitation, any carryover of a Tax Benefit from a year when XO did not join in the filing of a Consolidated Return), and (ii) such Tax Benefit reduces the liability of the Consolidated Group for Federal Income Taxes or Consolidated State Income Taxes (with such reduction in liability being measured as the excess, if any, of (x) such liability computed as though the XO Group had never been included in a Consolidated Return with the Consolidated Group over (y) such liability), then, subject to the succeeding sentence, Parent shall pay to XO an amount equal to 30% of the amount of such reduction within 30 days after the filing of such Consolidated Return; provided that such calculation shall be subject to any Final Determination affecting computation of any item included in such calculation and any limitations on the utilization of tax attributes (including, without limitation, such carryforwards and any limitations on the utilization of depreciation, amortization or other similar deductions) of the XO Group imposed by law. Notwithstanding the foregoing, aggregate payments pursuant to the preceding sentence shall be required only with respect to the first $900,000,000 of Tax Benefits that reduce the liability of the Consolidated Group for Federal Income Taxes or Consolidated State Income

Taxes (the “Section 4(d) Amount”). It is intended that payments under this Section 4(d) shall be characterized for tax purposes as contributions to capital by Parent to XO, and the parties shall not take any position inconsistent with such characterization. Notwithstanding the foregoing, this Section 4(d) shall not obligate Parent to make any payment on account of any Prior Consolidation Tax Benefit or any Excess XO Tax Benefits; payments on account of Prior Consolidation Tax Benefits and Excess XO Tax Benefits shall instead be governed by Section 6.
5. Adjustments During Consolidation.
     (a) In the event of a Final Determination with respect to the tax liability of the Consolidated Group, appropriate adjustments (including, without limitation, adjustments to XO’s payment obligation under Section 4(a) and to Parent’s payment obligations under Section 4(d)) shall, except as inconsistent with this Agreement, be made hereunder consistent with such Final Determination. Further, XO shall pay to Parent any interest, penalties and additions to tax imposed in connection with a Final Determination to the extent that such amounts are attributable to items of XO or its subsidiaries. Similarly, Parent shall pay XO any interest received from a governmental authority in connection with a Final Determination that there has been an overpayment, together with the amount of any refund received, to the extent attributable to items of XO or its subsidiaries.
     (b) Payments under this Section 5 shall be made promptly after the amounts thereof are determined. For purposes of this Agreement, any Net Operating Loss, Net Capital Loss, or Credit shall be carried forward.
6. Adjustments After Deconsolidation For Prior Consolidation Tax Benefits.
     (a) If there is a change in the ownership of the stock of XO or other event (a “Deconsolidation Event”) and XO ceases to join in the filing of Consolidated Federal Returns and where applicable, Consolidated State Returns with Parent, and any member of the XO Group would have been entitled, if XO had never joined in the filing of such Consolidated Returns, to carry forward to a taxable year (“Post-Consolidation Year”) which is not a taxable year for which XO joined in the filing of such Consolidated Returns, a Prior Consolidation Tax Benefit or Excess XO Tax Benefit (“Non-Available XO Carryforward Items”), then no later than April 15 following each Post-Consolidation Year, Parent shall be obligated to pay to XO an amount equal to the excess of (i) the XO Group’s actual Federal Income Taxes and, where applicable, actual State Income Taxes for such Post-Consolidation Year over (ii) such Federal Income Taxes and, where applicable, State Income Taxes for such Post-Consolidation Year computed as if such Non-Available XO Carryforward Items were available to the XO Group. The calculation in Section 6(a)(ii) above shall be subject to any audit adjustments and any limitations on the utilization of the Non-Available XO Carryforward Items imposed by law (including, without limitation, any such limitation imposed or which would have been imposed as a result of the Deconsolidation Event). It is intended that payments under this Section 6(a) shall be characterized for tax purposes as contributions to capital by Parent to XO, and the parties shall not take any position inconsistent with such characterization.
     (b) Parent shall not be required to make payments to XO under Section 6(a) to the extent that such payments would cause cumulative payments made by Parent to XO under

Section 6(a) to exceed the cumulative reductions in Federal Income Taxes and, where applicable, Consolidated State Income Taxes, of the Consolidated Group which resulted from the inclusion of the XO Group in the Consolidated Group during the Prior Benefit Period or from the Consolidated Group’s use of Excess XO Tax Benefits. Such cumulative reductions shall be determined (i) by deeming the reduction in State Income Taxes (if any) to be reduced by any corresponding increase in Federal Income Taxes; (ii) without any adjustment for an increase or reduction in Federal Income Taxes (and, where applicable, Consolidated State Income Taxes) resulting from the Deconsolidation Event; and (iii) by apportioning the reduction in Federal Income Taxes and, where applicable, Consolidated State Income Taxes, resulting from the use of Tax Benefits of members of the XO Group and non-members in accordance with the principles of the federal income tax consolidated return regulations (and similar provisions of applicable state tax law) that determine the Tax Benefits that would be attributed to a member in the event such member ceases to be a member of the consolidated group.
7. Certain Transactions.
     Notwithstanding anything in this Agreement to the contrary, in the event of the occurrence of any transaction the result of which is that there are no longer any holders (other than Parent and its Affiliates or any other single person or “group” as such term is used in Rule 13D under the Securities Exchange Act of 1934) of equity securities of XO, all of Parent’s payment obligations under this Agreement shall terminate immediately prior to the transaction and for purposes of Section 4(a) of this Agreement, the computation of the XO Group Taxes shall not give effect to any Net Operating Loss, Net Capital Loss or Credits carryforwards referred to in the second sentence thereof. For the purpose of determining holders of equity securities pursuant to this Section 7, neither (x) warrantholders who have no right to receive equity securities of XO on exercise thereof nor (y) the holders of equity securities of the acquiring company, shall be considered holders of equity securities.
8. Late Filing.
     Notwithstanding any other provisions of this agreement, Parent shall indemnify and hold harmless the XO Group against any interest or penalties incurred by reason of late filing of any Consolidated Return for the Consolidated Group, or by reason of late payment of any tax or estimated tax for the Consolidated Group, unless such late filing or late payment is due to the fault of XO or any other member of the XO Group.
9. State Taxes.
     XO and each of the XO Subsidiaries shall continue to prepare and file all applicable state tax returns, at their own expense, and to pay, or cause its subsidiaries to so prepare, file and pay, all amounts shown to be due thereunder unless Parent elects to have XO and/or members of the XO Group file state and/or local tax returns on a consolidated or combined basis with Parent.
10. Accounting.
     (a) For the purpose of the computation of assumed tax liabilities herein, all payments made (i) by Parent to XO and (ii) by XO to Parent, pursuant to the provisions thereof shall not be considered income to the recipient of the payment or an expense of the payor, but rather shall be considered the payment of a tax. Any difference between a Consolidated Group member’s tax liability under this Agreement and such member’s liability under Treasury Regulation Sections 1.1502-33 and 1.1552-1 shall be treated as a distribution with respect to its stock or as a contribution to its capital, as the case may be.
     (b) The calculation of the amounts hereunder shall be determined by Parent; provided, however, that if XO disputes such determination, a mutually acceptable nationally recognized accounting firm shall determine such amounts.
11. Parties.
     Any corporation which is an XO Subsidiary on the date hereof or which becomes an XO Subsidiary at any time subsequent to such date shall automatically be subject to the terms and conditions of this Agreement. If any entity other than Parent shall become the common parent of the affiliated group of corporations for federal income tax purposes which includes members of the XO, Parent shall cause such entity to enter into an agreement substantially identical to this Agreement with XO.
12. Notices.
     All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly and properly given or sent (a) on the date when such notice, request, consent or other communication is personally delivered with receipt acknowledged, or (b) if mailed, three days after the date on which the same is deposited in a post office box and sent by certified or registered mail, return receipt requested, postage prepared and addressed to the party for whom intended at its address set forth below or to such other address or addresses as any of the parties hereto shall theretofore designated by notice hereunder.
If to Parent, at:
Starfire Holding Corporation
767 Fifth Avenue
New York, New York 10153
If to XO or the XO Subsidiaries, at:
XO Holdings, Inc.
13865 Sunrise Valley Drive,
Herndon, Virginia 20171
13. Entire Agreement.
     This agreement (a) contains the entire understanding of the parties hereto with respect to the subject matter hereof, (b) shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed therein, and (c) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     This agreement supersedes all other agreements, whether or not written, in respect of any tax between or among any member or members of the Consolidated Group, on the one hand, and any member or members of the XO Group, on the other hand. All such other agreements, including, but not limited to, that certain Tax Allocation Agreement by and among Parent and XO Communications, Inc., dated January 16, 2003, are hereby canceled and any rights or obligations existing thereunder are hereby fully and finally settled by entry into this Agreement without any payment by any party thereto.
14. Amendments.
     This Agreement may not be modified, changed or amended except by a writing signed by all parties hereto.
15. Further Assurances.
     Each of the parties hereto agrees to execute, acknowledge, deliver, file, record and publish such further certificates, instruments, agreements and other documents, and to take all such further actions as may be required by law or deemed necessary or useful in furtherance of the objectives and intentions underlying this Agreement and not inconsistent with the terms hereof.
16. Captions.
     Captions are inserted for convenience only and shall not be given any legal effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of July 25, 2008.

STARFIRE HOLDING CORPORATION
By:	/s/ Keith Cozza
	Name:	Keith Cozza
	Title:	Treasurer

XO HOLDINGS, INC.
By:	/s/ Carl J. Grivner
	Name:	Carl J. Grivner
	Title:	Chief Executive Officer